SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 27, 2002
                                                        --------------


                                NTL INCORPORATED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


    Delaware                      0-30673                      13-4105887
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(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
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(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8440
                                                           --------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.                            PAGE
-------    ----------------------------------                            ----

EXHIBITS
--------

On March 27, 2002, NTL Incorporated announced results for the three months and year ended December 31, 2001.

The full text of the Press Release is attached to this report as Exhibit 99.1.

ITEM 9.    REGULATION FD DISCLOSURE.
-------    -------------------------

On March 27, 2002, NTL Incorporated announced results for the three months and year ended December 31, 2001.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              NTL INCORPORATED
                                              (Registrant)


                                              By: /s/ Richard J. Lubasch
                                              ---------------------------------
                                              Name:   Richard J. Lubasch
                                              Title:  Executive Vice President-
                                                      General Counsel


Dated: March 27, 2002

                                  EXHIBIT INDEX
                                  -------------

Exhibit
-------

99.1    Press release, dated March 27, 2002

                                                                    Exhibit 99.1
NTL LOGO

27 March 2002

            NTL INCORPORATED ANNOUNCES RESULTS FOR THREE MONTHS AND
                          YEAR ENDED 31 DECEMBER 2001

FOURTH QUARTER HIGHLIGHTS

o Exceeded 2001 digital, broadband and EBITDA targets
o UK Broadband market leadership achieved with over 180,000 customers today
o Q4 ARPU of (pound)40.69 per month ((pound)488.28 on an annualized basis)
o Recapitalization discussions continuing
o Exceptional 2001 charges, principally in Q4, of approximately (pound)8.0 billion ($11.6b) associated primarily with the impairment of goodwill, the write-down of certain other assets and cost rationalization



Financial Highlights                  Annual Results                     Quarterly Results
(In (pound) millions)             2001              2000             Q4-2001          Q4-2000
-----------------------------------------------------------------------------------------------

REVENUE
Home                        (pound)1,396      (pound)  970         (pound)356        (pound)321
Business                             582               464                152               131
-----------------------------------------------------------------------------------------------
Broadcast                            239               210                 63                56
TV Programming                        28                10                 13                 4
NTL Europe                           325               232                 94                74
                                --------          --------             ------             -----
Total Revenues              (pound)2,570      (pound)1,886         (pound)678        (pound)586

-----------------------------------------------------------------------------------------------
EBITDA*                     (pound)  492      (pound)  229         (pound)159        (pound) 65
-----------------------------------------------------------------------------------------------
EBITDA margin %*                   19.1%             12.1%              23.5%             11.1%
-----------------------------------------------------------------------------------------------

* The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results for the three months ended 31 December 2001". This definition is consistent across the periods referred to in this release.

New York, New York (March 27, 2002) - NTL Incorporated (NYSE: NLI; NASDAQ
Europe: NTLI) today announced its fourth quarter and full year 2001 results. Commenting on the results, Barclay Knapp, President and Chief Executive of NTL, said:

"I am pleased to report that in 2001 we exceeded our aggressive growth targets for broadband and digital subscribers as well our EBITDA guidance. Achieving our growth milestones during a challenging overall environment for the industry, while undergoing substantial organizational change, speaks well of the quality of our operating businesses and the commitment of our associates.

"In addition to the aggressive growth targets we set for ourselves, we embarked on a full operating review in 2001 which was designed to accelerate the integration of previous acquisitions and drive inefficiency out of the business. The result has been significant cost and operational benefits as evidenced by the growth in EBITDA margin at the operating businesses. This process has so far yielded material improvements in our network operating performance, a radical reduction in operating costs and a focus on further improving customer service.

"We have also been able to roll out new and improved offers to our customer base, such as our broadband offer. With over 180,000 customers, we are currently the clear UK broadband market leader.

"Notwithstanding the huge progress we have made in the management and operation of our business, last year was one of the most challenging years in our Company's history. The declining value of assets in the sector is reflected in the writedown we announced today, primarily of goodwill.

"Our major focus now is fixing our balance sheet, which is encumbered with a high level of debt relative to our cash flow. As we announced in January, we are engaged in a recapitalization process to reduce the Company's debt. Our recapitalization process is underway and making progress. We are in the midst of a constructive dialogue with our bondholders, bank group and potential investors.

"Operationally this is a strong business. The board and management are taking every possible step to preserve the value of the enterprise to our key constituents."

RECAPITALIZATION DISCLOSURE

We announced on 31 January 2002 that we had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen our balance sheet, reduce debt and put an appropriate capital structure in place for our business. We have commenced and are continuing discussions with an unofficial committee representing the holders of approximately one half of the principal amount of our outstanding senior and subordinated notes and steering committees representing the lenders under each of our credit facilities. There are various uncertainties with respect to this process, such as our ability to maintain adequate liquidity to complete the process and our ability to obtain the agreement of our creditors. Furthermore, we are engaged in discussions with strategic and other investors with regard to a possible infusion of capital. There can be no assurance that we will successfully complete a recapitalization or financing in a timely manner in order to sustain the Company's operations. In addition, as we expected, our auditors have indicated that the uncertainty inherent in not having reached definitive agreement with regard to these matters will necessitate the inclusion of a going concern explanatory paragraph in their audit report for the year ended 31 December 2001.

BUSINESS REVIEW

UK Managed Businesses

In summary, 2001 was a year of substantially improved operating performance against a backdrop of significant organizational change. The process of integrating previous acquisitions was formalized through a full operating review in the first half of the year; implementation of the review's findings began on 1 August 2001. The review was pivotal in determining new structures for all three retail operating businesses, which reflect a decentralized approach designed to empower our associates who are closest to the customer and reduce central operating costs.

Although 2001 was a year of substantial organizational change, NTL's UK and Australian business units achieved their goals of increased revenues, reduced costs and substantially increased EBITDA. Year over year, Q4 annualized revenues increased 12% to (pound)2,284 million ($3,287m) and annualized EBITDA increased 144% to (pound)664 million ($956m). Revenue growth was achieved by improving our product offers, increasing our broadband and digital TV customer base, raising prices and by serving new customers and signing new contracts in our Broadcast and Business telecoms divisions. EBITDA improvements resulted from revenue growth and cost reductions.

Annualized operating costs were reduced by over (pound)200 million ($288m). Cost reductions were achieved by implementing a range of initiatives including reducing fault rates, improving network maintenance and increasing productivity through introducing common IT, HR and Finance systems throughout the business. Since Q4 2000, a combination of voluntary and compulsory redundancy programs has reduced headcount by approximately 6,500. Headcount now stands at approximately 13,600. The year-end charge for redundancy costs totaled (pound)63 million ($91m).

NTL Home

Year over year, NTL Home increased fourth quarter revenues by 11% to (pound)356 million ($512m) and increased fourth quarter EBITDA by 49% to (pound)145 million ($209m). The Company exceeded its 2001 operational targets for broadband Internet and digital cable customers by achieving 118,000 broadband customers and 1.25 million digital TV customers in Q4 2001.

NTL Home ended 2001 with approximately 2.84 million on-net customers and 118,000 off-net customers. Our focus during 2001 was on improving bottom line growth, the successful rollout of broadband and digital, improving customer service and implementing the recommendations from the group operating review.

During the second half of 2001, NTL Home undertook an internal reorganization as recommended by the group operating review. Responsibility for operations was transferred into a more decentralized structure comprised of six regions as opposed to the former centralized division. NTL is already seeing the benefits of this change with improving customer service levels, including lower fault rates and improved call answering standards.

ARPU (average revenue per unit) increased 14% to (pound)40.69 in Q4 2001 compared with (pound)35.68 in Q4 2000 and up from (pound)39.50 in Q3 2001. ARPU growth has been achieved by increasing prices in telephony and television, and by increasing the penetration of our digital and broadband services. At year-end, our average customer subscribed to 2.01 products.

2001 customers and customer churn were both adversely affected by a detailed examination of our customer data base that resulted in disconnecting approximately 45,000 non-paying and non-profitable customers in Q3 and Q4. Q4 annualized churn was 21.3%, but only 17.7% prior to the 26,000 extraordinary disconnects in the quarter, which resulted directly from the data base exercise. We anticipate that an additional 14,000 disconnects will be associated with this exercise in Q1 2002, at which point the exercise will be complete. More critically, the 'cleansing' of our subscriber base reduced the number of non-paying and non-profitable customers, leaving us with a healthier customer base.

Improving the quality of the customer experience has been a major business priority during 2001 and the Company made substantial progress towards this goal during 2001. The number of calls per customer per month dropped by 47% from 1.4 in January 2001 to 0.74 in December 2001. In addition, the digital TV fault rate has dropped by 56% over the year from 13.89 per 100 set top boxes per month in January 2001 to 6.09 in December 2001.

Since the launch of our broadband service, NTL has achieved market leadership and currently serves approximately 180,000 customers. NTL's broadband strategy is characterized by multiple high-speed offerings for its customers. In addition to 512k service, in November 2001 NTL launched its 128k service priced at (pound)14.99 per month to increase uptake from narrowband (dial-up) customers. A 1 megabit service, the fastest Internet service available to consumers in the UK, was added to the broadband portfolio in March 2002. NTL also offers a broadband Internet service via the television as part of its "digitalplus" package. The Company believes that upselling broadband to our customers is an important element of our strategy to increase ARPU and reduce churn.

Our unmetered dial-up Internet service, ntlworld, continues to be the market leader. A monthly subscription of (pound)10 was introduced to new ntlworld subscribers in January 2002 and a subscription of (pound)5 (for 2002) was introduced to the existing ntlworld subscriber base in February 2002. At this competitive price point, demand for the service remains high. Our ntlworld service was ranked second in a recent JD Power and Associates 2001 UK Residential ISP Customer Satisfaction Study.

A new telephony package (`talk unlimited') was launched in January 2002 at (pound)17.99 per month or (pound)8 above the basic line rental. The product includes all local and national, evening and weekend calls to fixed line numbers through a simplified bill and tariff structure.

On 7 November 2001, NTL announced the sale of approximately 230,000 indirect access telephony customers to Innogy for approximately (pound)23 million ($33m) (including the collection of certain future service revenues and existing receivables). The Company recognized a net loss on the sale of (pound)61 million ($88m) after deducting (pound)70 million ($101m) of unamortized intangibles.

NTL acquired these indirect access customers as part of the acquisition of the consumer businesses of Cable & Wireless Communications in May 2000. However, as these customers were not connected to NTL's national backbone network, they could not benefit from NTL's simplified calling tariffs, highly competitive cost base or its award winning dial-up Internet service. Rather than risk the substantial churn associated with the process of migrating the customers to the ntl network and services, the Company determined that the sale of the customer base would result in the highest realizable value of the asset.

NTL retained approximately 118,000 off-net customers of which approximately 89,000 are also customers of the Company's ntlworld Internet service. Serving these customers does not incur the unfavorable interconnect costs that were related to servicing the ex Cable & Wireless indirect access telephony base as these customers are served by NTL's national network.

NTL Business

Year over year, NTL Business increased fourth quarter revenues by 16% to (pound)152 million ($219m) and increased EBITDA by 51% to (pound)71 million ($102m). Full year 2001 revenues included (pound)45 million ($65m) attributable to the July 2001 acquisition of certain assets and contracts of Viatel.

As of 31 December 2001, NTL Business delivered voice, data and Internet services via our high capacity local and national networks to 76,200 business customers. The average number of business lines per customer grew to 5.1 in Q4 2001, an increase of 0.7 lines per customer since Q4 2000.

In the second half of 2001, NTL Business reorganized its operations into three divisions; (Retail, Managed Network Services and Carrier Services) in order to reflect more appropriately business priorities and focus. The Retail division targets small businesses, public sector organizations and other medium sized businesses, and develops bundled, standardized products and services targeted at the 570,000 business premises in our local broadband footprint (i.e., within approximately 200 meters of an existing duct). Our competitive advantage lies not just in our attractive product range, but also derives from our local loop infrastructure.

Managed Network Services (MNS) capitalizes on NTL's long history of providing specialized integrated communications solutions and installs and operates complex communications networks for larger companies and institutions. The MNS division includes wholesale Internet (VISP), Public Safety, Enterprise, and Mobile operations.

Managed Network Services won a number of high profile contracts in the public sector during the fourth quarter. These include a contract with the Scottish Criminal Record Office to provide an advanced IP telephony and data network system; and a new managed voice network for hospitals, clinics and surgeries using a Centrex Connect solution for the West Surrey NHS Community. In addition, NTL was awarded a 5-year, (pound)8 million, contract from the Maritime and Coastguard Agency to provide mission critical network maintenance and management service support.

NTL Broadcast

Year over year, NTL Broadcast increased fourth quarter revenues by 13% to (pound)63 million ($91m) and increased EBITDA by 20% to (pound)30 million ($43m), reflecting the continued growth of its playout, digital radio and wireless businesses. This success was due to Broadcast's customer service reputation and experience in delivering end-to-end support, its established market position and its national tower and site infrastructure. Together, these factors enable NTL Broadcast to meet the needs of regional and national TV and radio licensees, mobile phone operators and other wireless operators.

NTL Broadcast consists of three main businesses: (1) broadcast transmission services for digital and analogue television and radio, (2) rental of antenna space on the Company's owned and leased towers and sites and the provision of associated services to a variety of carriers operating wireless networks (Wireless Solutions), and (3) satellite and media services for programmers, news agencies, sports broadcasters and production companies including satellite uplink, studio playout and outside broadcast services (Media Solutions).

In the fourth quarter of 2001, Wireless Solutions won contracts with property groups Friends Provident and Haslemere Estates to design, install and maintain an additional ten `in building' shared mobile telephone systems, bringing the overall portfolio total to 34 such installations. In addition, a Public-Private Partnership deal was awarded by the Ministry of Defence to manage, market and develop 112 communication towers.

Media Solutions won contracts in the fourth quarter for provision of a 24/7 satellite service for Home Shopping Europe, a new customer. In addition, the Morn Hill teleport went live with the switch on of all 16 ITV regional feeds and ITV2 to digital satellite. The number of full-time satellite channels uplinked by NTL Broadcast has now reached the 200 channel milestone. In digital radio, NTL Broadcast is now the market leader with a 92% share.

On 22 February 2002, NTL announced an agreement to sell the NTL Australian broadcast business to Macquarie Bank for A$850 million ($442m) in an all cash transaction. The transaction is subject to certain regulatory and other closing conditions. The sale includes both the terrestrial broadcast transmission network in Australia and a 51% share in NTLT, a joint venture with two Australian regional broadcasters operating a telecommunications network along the East Coast of Australia. For the year ended 31 December 2001, NTL Australia's revenues were approximately A$119 million ($62m) generating EBITDA of approximately A$50 million ($26m). Australia's results were consolidated in the full year 2001 revenue and EBITDA for the Broadcast division and are reflected in the results throughout this release.

TV and Programming

TV programming generated a negative EBITDA of (pound)33 million ($47m) in Q4 and (pound)44 million ($63m) for 2001. These results are principally related to the decision to consolidate the 2001 results of the Company's Classic Sport joint venture in Q4 and the inclusion of a (pound)21 million ($30m) reserve in Q4 for potential losses on loans to another joint venture.

Classic Sport incurred a loss of (pound)25 million ($36m) for the year ended 31 December 2001; this was principally due to start up costs associated with the new classic sports channel, which has not yet been launched. As a result of the consolidation, the Company recorded the entirety of Classic Sport's loss for the year 2001 in its Q4 results. The Q4 portion of the annual loss for Classic Sport amounted to approximately (pound)5 million ($7m).

Shared Services

Shared Services encompasses Networks, IT, Group Site Services, Finance, Legal and Human Resources. Within Shared Services the focus in 2001 has been on systems integration and cost reduction. During 2001, significant progress was made in integrating the network assets of various acquired companies. In Q4 2001, the Company's Finance, HR and Supply Chain systems were migrated onto a common IT platform. These investments, together with operational efficiency savings, have resulted in headcount reductions and associated cost savings.

Capital Expenditure

Capital expenditure in the UK managed businesses (including Australia) amounted to approximately (pound)1.1 billion for the year ended 31 December 2001 and (pound)275 million ($396m) for the quarter ended 31 December 2001, a 25% reduction as compared to the fourth quarter of 2000. Further significant reductions are anticipated in 2002 as we focus on selling additional services to our existing customers and maximizing the return on our existing network investment.

In NTL Home, capital expenditure was principally attributable to the increase in digital TV customers and NTL's investment in its London network. In NTL Business, investment was driven largely by customer installations and enhancements to networks to facilitate growth from our mobile telephony customers. In NTL Broadcast, capital was devoted to building our market presence in play out and digital radio, as well as growth in our towers business.

NTL Europe

NTL Europe consists of wholly owned Cablecom (Switzerland) and NTL Ireland, as well as investments in Noos in France (27%), B2 in Sweden (34%) and eKabel in Germany (32.5%).

NTL Europe provides the Company with a presence in key European capital cities outside the UK, including Dublin, Frankfurt, Paris, Stockholm and Zurich. In NTL Europe, we have grown our customer base (on a gross basis) to 4.3 million during the fourth quarter by adding approximately 67,600 new customers.

On 26 November 2001, NTL announced the merger of its 100% owned 1G subsidiary into Noos, the leading French cable company in which NTL owns 27%. NTL recorded a loss on this transaction of (pound)41 million ($59m).

Year over year, NTL Europe increased fourth quarter revenues by 27% to (pound)94 million ($135m) and increased fourth quarter EBITDA by 117% to (pound)26 million ($37m).

Switzerland and Ireland

Operating efficiencies were achieved throughout the European franchises in 2001. In Cablecom, a redundancy program was completed in Q4 resulting in a 13% reduction of the workforce (260 associates). In addition, purchasing management and space utilization efficiencies were introduced to reduce costs.

During the fourth quarter, Cablecom increased its broadband customer base to 67,300 and its digital TV customers to 48,400. Following a successful trial in Q4, Cablecom expects to launch VOIP (voice over Internet protocol) services in mid-2002. The technology being deployed will deliver a `plug and play' solution for most existing broadband customers. In addition, Cablecom's business division witnessed a 136% quarter on quarter growth in the sales for its carrier solutions products.

In 2001, NTL Ireland successfully launched its digital television service. In doing so, NTL Ireland met its regulatory milestones. In Q4 2001, NTL Ireland grew its digital TV base to 7,700 and can now deliver digital TV services to over 40% of its network. During the quarter, NTL Ireland successfully implemented a 128K and 512K cable modem trial in Dublin. NTL Ireland will soon conduct a test trial of a VOIP telephony product.

Minority Investments

eKabel, NTL Europe's 32.5% owned asset in Germany, is focusing on the rapid expansion of its cable network in Hessen to provide reverse-channel multimedia broadband cable. A new CEO, Lutz Meyer-Scheel, has been appointed who will be responsible for the company's drive to introduce new broadband products and services. At the same time eKabel is reorganizing its departments and management structure to ensure the entire company is customer focused.

Noos, NTL Europe's 27% owned asset in France, ended 2001 with over 92,500 cable modem subscribers and 324,000 digital TV subscribers. These results reflect the contribution of the NTL 1G assets to Noos in November 2001. Using the same technology that is being pioneered by Cablecom, a VOIP pilot is underway at Noos with a voice service launch expected later in 2002.

B2, NTL Europe's 34% owned asset in Sweden, increased its fiber to the home subscribers by 38% over Q3 2001, ending the year with approximately 70,000 customers and with penetration at 34% of homes marketed. In addition to broadband access, B2 intends to provide telephony and video access to its customers through a personalized, interactive interface. Similar to Cablecom, B2 has already successfully tested its VOIP telephony product.

Capital Expenditure

Capital expenditure in NTL Europe's consolidated operations amounted to approximately (pound)197 million ($283m) for the year ended 31 December 2001 and (pound)43 million ($62m) for the quarter ended 31 December 2001, a 62% reduction compared to the fourth quarter of 2000.

Capital expenditure was primarily related to the completion of Cablecom's national fiber backbone (one of only two in Switzerland) and its local network and in-home wiring upgrade for delivery of broadband services. As of 31 December 2001, Cablecom had upgraded over 82% of its network backbone and over 1 million homes became two-way digital ready. With the majority of the network upgrade complete, we expect a continued focus on success-based capital expenditure. Capital expenditure in Ireland principally related to the upgrade of the network to enable the provision of digital television services.

Exceptional Costs

During 2001 and, significantly, in Q4 2001 the Company recorded a series of exceptional charges principally related to redundancy costs, the integration of acquired companies, asset disposals and the writedown of goodwill and certain other assets. The writedown of goodwill is in accordance with FAS 121 and the Company does not expect any further charges pursuant to its initial adoption of FAS 142, which became effective on 1 January 2002. These costs are detailed below.

(Figures in millions)
                                                               For the year ended,
                                                                31 December 2001
                                                                ----------------
UK
   Redundancy                                           (pound)   63       $  90
   IT systems integration                                         66          95
   Property exit costs                                            23          34
   Other restructuring costs                                      15          21
   Fixed asset provisions                                         40          58
   Loss on sale of off-net                                        61          88
Europe
   Redundancy and other costs                                      9          13
   Loss on disposal of 1G                                         41          59
Programming - writedown of certain investments                    86         124
Writedown of goodwill, intangible and other assets             7,642      11,000
                                                             -------  ----------
TOTAL                                                   (pound)8,046     $11,582


New York Stock Exchange

On 14 March 2002, NTL was notified by the New York Stock Exchange that it had fallen below the $100 million market capitalization required for continued listing. This notification was in addition to an earlier notification that NTL's common stock was below the $1 minimum share price required by the NYSE. Pursuant to this notification, NTL is working to respond within the required timeframe by providing the NYSE with an outline of the Company's plan to return to compliance with the NYSE's continued listing requirements. We cannot predict whether we will be able to achieve such compliance successfully.

Financial Review

Revenue Summary (in (pound) millions)

----------------------------------------------------------------------------------------------------------------------
                                          Q4-2001         Q3-2001          Q2-2001          Q1-2001         Q4-2000
----------------------------------------------------------------------------------------------------------------------

   CONSUMER
      On-Net                           (pound)344      (pound)335       (pound)331       (pound)312      (pound)299
      Off-Net                                  12              19               20               23              22
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                356             354              351              335             321

   BUSINESS
      Direct                                   91              86               84               87              84
      Wholesale                                47              55               43               37              34
      Radcomms                                 14              13               12               13              13
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                152             154              139              137             131

   BROADCAST
      Towers & Transmission                    53              51               49               48              48
      Satellites                               10              10               10                9               8
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 63              61               59               57              56

   TV PROGRAMMING                              13               5                5                5               4

   NTL EUROPE
      Cablecom                                 80              58               68               68              61
      Cablelink                                12              11               10               10              11
      1G Networks                               2               2                2                2               2
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 94              71               80               80              74

   TOTAL REVENUE                       (pound)678      (pound)645       (pound)634       (pound)614      (pound)586
----------------------------------------------------------------------------------------------------------------------

EBITDA Summary (in (pound) millions)

----------------------------------------------------------------------------------------------------------------------
                                          Q4-2001         Q3-2001          Q2-2001          Q1-2001         Q4-2000
----------------------------------------------------------------------------------------------------------------------

   CONSUMER
      On-Net                           (pound)143      (pound)124       (pound)120       (pound)107       (pound)94
      Off-Net                                   2               7                5                4               3
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                145             131              125              111              97

   BUSINESS
      Direct                                   41              28               24               24              24
      Wholesale                                24              32               24               22              21
      Radcomms                                  6               3                2                2               2
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 71              63               50               48              47

   BROADCAST
      Towers & Transmission                    25              26               25               24              20
      Satellites                                5               5                4                3               5
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 30              31               29               27              25

   SHARED SERVICES
      Technology & Networks                  (36)            (45)             (46)             (48)            (47)
      Corporate Support                      (44)            (61)             (57)             (60)            (54)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                               (80)           (106)            (103)            (108)           (101)

   TV PROGRAMMING                            (33)             (4)              (3)              (4)            (15)

   NTL EUROPE
      Cablecom                                 24              18               18               15              16
      Cablelink                                 3               2                1                1               1
      1G Networks                             (1)             (3)              (2)              (4)             (5)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 26              17               17               12              12

   TOTAL EBITDA                        (pound)159      (pound)132       (pound)115        (pound)86       (pound)65
----------------------------------------------------------------------------------------------------------------------

         Financial Results for the three months ended December 31, 2001
                      (in $ millions except per share data)


                                                                             Three Months Ended
                                                                                December 31,
                                                            ------------------------------------------------------
                                                                      2001                       2000
                                                            ------------------------------------------------------


Revenues
Consumer telecommunications and television                                  $667.1                   $581.0
Business telecommunications                                                  219.4                    190.3
Broadcast transmission and other                                              90.7                     81.6
                                                             -------------------------------------------------------
                                                                             977.2                    852.9

Costs and expenses
Operating expenses                                                           479.3                    419.8
Selling, general and administrative expenses                                 268.2                    339.8
                                                             -------------------------------------------------------
                                                                             747.5                    759.6
                                                             -------------------------------------------------------
EBITDA                                                                       229.7                     93.3

Non-cash compensation                                                          -                       (2.2)
Other charges                                                                255.2                     73.0
Corporate expenses                                                            19.9                     16.8
Asset impairments                                                         11,124.3                      -
Depreciation and amortization                                                859.3                    877.3
                                                             -------------------------------------------------------

Operating (loss)                                                         (12,029.0)                  (871.6)

Other income (expense)
Interest income and other, net                                                18.8                      4.3
Interest expense                                                            (398.9)                  (307.7)
Share of losses from equity investments                                      (85.6)                   (50.8)
Other (losses)                                                              (147.4)                     -
Foreign currency transaction (losses)                                         (2.6)                   (31.3)
                                                             -------------------------------------------------------
(Loss) before income tax (expense) benefit                               (12,644.7)                (1,257.1)
Income tax (expense) benefit                                                (109.9)                    77.9
                                                             -------------------------------------------------------
Net (loss)                                                               (12,754.6)                (1,179.2)

Preferred stock dividends                                                    (96.1)                   (64.5)
                                                             -------------------------------------------------------
Net (loss) available to common shareholders                             $(12,850.7)               $(1,243.7)
                                                             =======================================================

Basic and diluted net (loss) per common share                               $(46.46)                 $(4.57)
                                                             =======================================================

Weighted average shares                                                      276.6                    271.9
                                                             ======================================================


             Financial Results for the year ended December 31, 2001
                      (in $ millions except per share data)


                                                                                 Year Ended
                                                                                December 31,
                                                            ------------------------------------------------------
                                                                      2001                       2000
                                                            ------------------------------------------------------

Revenues
Consumer telecommunications and television                                $2,514.6                 $1,819.8
Business telecommunications                                                  840.6                    702.2
Broadcast transmission and other                                             344.0                    318.8
                                                             -------------------------------------------------------
                                                                           3,699.2                  2,840.8

Costs and expenses
Operating expenses                                                         1,809.3                  1,387.6
Selling, general and administrative expenses                               1,181.6                  1,109.1
                                                             -------------------------------------------------------
                                                                           2,990.9                  2,496.7
                                                             -------------------------------------------------------
EBITDA                                                                       708.3                    344.1

Non-cash compensation                                                         30.6                      -
Other charges                                                                311.7                     92.7
Corporate expenses                                                            66.8                     47.5
Asset impairments                                                         11,124.3                      -
Depreciation and amortization                                              3,180.8                  2,122.8
                                                             -------------------------------------------------------

Operating (loss)                                                         (14,005.9)                (1,918.9)

Other income (expense)
Interest income and other, net                                                51.1                     72.5
Interest expense                                                          (1,440.9)                (1,036.8)
Share of losses from equity investments                                     (238.1)                   (70.9)
Other (losses)                                                              (147.4)                     -
Foreign currency transaction (losses)                                        (13.7)                  (120.6)
                                                             -------------------------------------------------------
(Loss) before income tax (expense) benefit                               (15,794.9)                (3,074.7)
Income tax (expense) benefit                                                 (63.3)                   111.0
                                                             -------------------------------------------------------
Net (loss)                                                               (15,858.2)                (2,963.7)

Preferred stock dividends                                                   (325.7)                  (194.0)
                                                             -------------------------------------------------------
Net (loss) available to common shareholders                             $(16,183.9)               $(3,157.7)
                                                             =======================================================

Basic and diluted net (loss) per common share                               $(58.64)                 $(14.54)
                                                             =======================================================

Weighted average shares                                                      276.0                    217.1
                                                             =======================================================

DISCUSSION OF 2001 AND 2000 RESULTS

As a result of the completion of the acquisitions of the cable assets of Cablecom in March 2000 and the consumer cable telephone, Internet and television operations of Cable & Wireless Communications plc ("ConsumerCo") in May 2000, we consolidated the results of operations of these businesses from the dates of acquisition.

Consumer telecommunications and television revenues increased to $2,514.6 million from $1,819.8 million as a result of the Cablecom and ConsumerCo acquisitions, price increases, upselling new services to customers and from growth in the Company's customer base. The 2001 and 2000 revenue includes $1,350.1 million and $809.5 million, respectively, from acquired companies. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase. Increase in ARPU in the future is also expected to be achieved by continuing to provide new services such as digital television, cable modem and mobile telephone services to consumer customers.

Business telecommunications revenues increased to $840.6 million from $702.2 million as a result of acquisitions and from the growth in the Company's customer base. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $65.3 million of the revenue in 2001. The 2001 and 2000 revenue includes $97.4 million and $62.1 million, respectively, from ConsumerCo. In addition, the Company continues to focus specific sales and marketing effort on winning business customers in its franchise areas and increasing revenue from its existing customers.

Broadcast transmission and other revenues increased to $344.0 million from $318.8 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers. The Company expects growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

In 2000 and 2001, the substantial majority of revenues in all segments were derived from operations in the United Kingdom.

Operating expenses (including network expenses) increased to $1,809.3 million from $1,387.6 million as a result of increases in interconnection and programming costs due to revenue growth. The 2001 and 2000 expense includes $657.8 million and $388.0 million, respectively, from Cablecom and ConsumerCo.

Selling, general and administrative expenses increased to $1,181.6 million from $1,109.1 million. The 2001 and 2000 expense includes $407.5 million and $292.2 million, respectively, from Cablecom and ConsumerCo. Selling, general and administrative expenses as a percentage of revenues decreased to 31.9% in 2001 from 39.0% in 2000. The percentage decrease reflects various cost savings efforts.

Non-cash compensation of $30.6 million in 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of the Company's common stock with exercise prices from $.17 to $14.76 per share was extended from 30 July 2001 to October 2004, as applicable, to 30 January 2006. The Company recognized non-cash compensation expense based on the difference between the quoted market price of the Company's common stock on the date of the modification of $12.05 per share and the exercise price per share.

Other charges increased to $311.7 million from $92.7 million. Other charges include costs of $102.1 million in 2001 and $26.8 million in 2000 incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in these charges was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected. Other charges also include restructuring costs of $209.6 million in 2001 and $65.9 million in 2000. The restructuring costs in 2001 include employee severance and related costs of $96.5 million, lease exit costs of $34.1 million, agreement modification costs of $27.7 million and fixed asset provisions of $57.9 million, net of $6.6 million of restructuring costs incurred in 2000 that were reversed in 2001.

Corporate expenses increased to $66.8 million from $47.5 million primarily due to the write-down of certain investments of $9.9 million and costs incurred in 2001 related to efforts to recapitalize our balance sheet and reduce debt.

Asset impairments in 2001 of approximately $11.1 billion include write-downs of intangible assets and investments in unconsolidated affiliates. Our analysis has not been completed and these write-downs may be adjusted prior to filing our Form 10-K. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. We recorded these preliminary impairment charges as a result of our evaluation of the realizable value of our investments in consolidated and unconsolidated entities, which indicated that the carrying value of certain investments would not be recoverable.

The Company and its reporting subsidiaries expect to file Securities and Exchange Commission Act of 1934 Forms 12b-25 that will result in extending the time to file the Form 10-K's until 16 April 2002.

Depreciation and amortization expense increased to $3,180.8 million from $2,122,8 million due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $2,012.2 million and $1,177.4 million, respectively, from Cablecom and ConsumerCo, including amortization of the acquisition related intangibles.

Interest income and other, net decreased to $51.1 million from $72.5 million primarily as a result of the decline in cash available for investment.

Interest expense increased to $1,440.9 million from $1,036.8 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 and 2000 expense includes $393.8 million and $216.0 million, respectively, related to Cablecom and ConsumerCo. Interest of $1,015.6 million and $590.1 million was paid in cash in the years ended December 31, 2001 and 2000, respectively.

Share of losses from equity investments increased to $238.1 million from $70.9 million primarily due to the acquisition of the interest in Noos in 2001, and a full year of ownership of the interests in B2 and eKabel in 2001.

Other losses of $147.4 million in 2001 is comprised of $58.9 million loss on the sale of 1G in France and $88.5 million loss on the sale of the ConsumerCo off-net indirect access customers.

Foreign currency transaction losses were $13.7 million in 2001 and $120.6 million in 2000 primarily due to the effect of changes in exchange rates. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Income tax expense in 2001 of $63.3 million is primarily the result of an increase in non-current deferred tax liabilities in the UK. These deferred tax liabilities are not expected to be due and payable for an extended period.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "plan," "will," "expects," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: the ability of the Company to continue as a going concern, the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

FOR MORE INFORMATION CONTACT:

IN THE US:

Investor Relations:
John F. Gregg, Senior Vice President - Chief Financial Officer
Bret Richter, Vice President - Corporate Finance and Development Tamar Gerber, Director - Investor Relations
Tel: (+1) 212 906 8440, or via e-mail at investor_relations@ntli.com
                                         ---------------------------

MEDIA:
Brunswick Group, Steve Lipin/Tim Payne
Tel: (+1) 212 333 3810

IN THE UK:

INVESTOR RELATIONS:
Virginia McMullan, +44 (0)20 7909 2144, or via e-mail at
   investorrelations@ntl.com
   -------------------------

MEDIA:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Malcolm Padley, Media Relations, +44 (0)1256 753408 / 07788 978199
Justine Parrish, Media Relations, +44 (0)20 7909 2114 / 07771 947 206

Brunswick Group, Mike Smith/Jonathan Glass
Tel: +44 (0)20 7404 5959

There will be a conference call to analysts and investors today at
  08.30 ET/ 13.30 GMT

Analysts and investors can dial in to the presentation by calling in the United States 1-877-505-5130 or 1-706-679-8597 for international access or via a live audio webcast of the conference call on the company's website, www.ntl.com/investors.


APPENDIX
                               NTL       NTL    Cablecom    Noos      eKabel     B2
                               (UK)   (Ireland)  (Swiss)  (France)  (Germany) (Sweden)  Equity    Gross

RESIDENTIAL

Ownership Interest               100%      100%    100%(1)    27.0%     32.5%    34.0%
Homes in Franchise           11,411.2     443.8  1,902.7   3,447.0   2,800.0    299.0  15,513.4  20,303.7
Homes passed                  8,404.1     443.8  1,902.7   2,811.5   1,828.0    217.0  11,990.9  15,607.1
Homes marketed (Telco)        7,506.4      20.0        -      10.0         -        -   7,529.1   7,536.4
Homes marketed (CATV)         7,729.8     443.2  1,734.8   2,758.4   1,828.0    205.1  11,155.0  14,699.3

Customers                     2,840.0     369.8  1,583.0     939.6   1,299.7     69.7   5,339.5   7,101.8
   Dual/Triple RGU            2,038.2       5.3     67.3      76.0         -        -   2,130.7   2,186.8
   Single RGU                   801.8     364.5  1,515.7     863.6   1,299.7     69.7   3,208.8   4,915.0

CATV                          2,261.9     369.8  1,583.0     920.7   1,299.7        -   4,732.7   6,435.1
     Digital                  1,253.5       7.7     48.4     323.9         -        -   1,394.6   1,633.5
     Analog                   1,008.4     340.6  1,534.6     238.5   1,299.7        -   3,219.9   4,421.8
     Antenna                        -      21.5        -     358.3         -        -     118.2     379.8

Telephone                     2,589.3       5.3        -       2.2         -        -   2,595.2   2,596.8

Internet                        845.0       1.5    228.3      92.5         -     69.7   1,122.9   1,237.0
    Dial-Up (ntlworld +         698.4       1.4    161.0         -         -        -     860.8     860.8
other)
    Digital TV Access            28.5         -        -         -         -        -      28.5      28.5
    Broadband                   118.1       0.1     67.3      92.5         -     69.7     233.6     347.7

RGUs (TV, Telco, BB)          4,969.3     375.2  1,650.3   1,015.4   1,299.7     69.7   7,561.5   9,379.6
Service Units (TV, Telco,     5,696.2     376.6  1,811.3   1,015.4   1,299.7     69.7   8,450.8  10,268.9
Int)

RGUs/Customer                   1.75x     1.01x    1.04x     1.08x     1.00x    1.00x     1.42x     1.32x
Service Units/Customer          2.01x     1.02x    1.14x     1.08x     1.00x    1.00x     1.58x     1.45x

Penetration:
   CATV                         29.3%     83.4%    91.2%     33.4%     71.1%     0.0%     42.4%     43.8%
   Telephone                    34.5%     26.5%       --     22.0%        --       --     34.5%     34.5%
   Customer                     36.7%     83.4%    91.2%     34.1%     71.1%    34.0%     47.9%     48.3%
   RGU                          64.3%     84.7%    95.1%     36.8%     71.1%    34.0%     67.8%     63.8%
   Service Unit                 73.7%     85.0%   104.4%     36.8%     71.1%    34.0%     75.8%     69.9%
   Dual / Triple                71.8%      1.4%     4.3%      8.1%      0.0%     0.0%     39.9%     30.8%

Quarterly Growth:
   Customers                   (41.8)     (4.8)      2.9      44.6       5.7     19.2    (24.5)      25.8
   RGUs                        (51.5)     (5.8)     15.4      51.7       5.7     19.2    (20.5)      34.7

Off-Net Telephony               118.3       2.8        -         -         -        -     121.1     121.1
   Telephone                     29.1         -        -         -         -        -      29.1      29.1
   Telephone + Internet          89.2       2.8        -         -         -        -      92.0      92.0


BUSINESS DIVISION

Business Customers               76.2       0.2      4.3      35.6         -        -      90.3     116.3
Business Lines                  389.7       1.9        -         -         -        -     391.6     391.6
Wholesale Internet Subs       1,210.7       0.2        -         -         -        -   1,210.9   1,210.9


TOTAL CUSTOMERS               4,245.2     373.0  1,587.3     975.2   1,299.7     69.7   6,761.8   8,550.1
TOTAL SERVICE UNITS           7,504.1     384.3  1,811.3   1,015.4   1,299.7     69.7  10,266.4  12,084.5


(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 186,700 homes passed, 161,400 homes marketed, 153,100 subscribers, 600 broadband Internet subscribers and 153,600 RGUs.